Exhibit 99.1

Mesa Air Group Announces Fourth Quarter and Fiscal Year 2018 Results

December 3, 2018

PHOENIX, Dec. 3, 2018 (GLOBE NEWSWIRE)— Mesa Air Group, Inc. (NASDAQ: MESA) today reported fourth quarter and Fiscal Year 2018 financial and operating results.

Highlights for Fourth Quarter and Fiscal Year 2018 (ending September 30, 2018)

Mesa’s Q4 2018 results reflect net income of $19.4 million, or $0.65 per diluted share, compared to net income of $5.5 million, or $0.23 per diluted share for Q4 2017. Mesa’s Q4 2018 income before taxes was $26.6 million, compared to $10.2 million for Q4 2017. In addition, Mesa’s EBITDA1 for Q4 2018 was $59.3 million, compared to $38.5 million in Q4 2017 and EBITDAR1 was $73.6 million, compared to $56.7 million in Q4 2017.

Mesa reported net income of $33.3 million, or $1.32 per diluted share for the 2018 fiscal year, compared to net income of $32.8 million, or $1.40 per diluted share for the 2017 fiscal year. Excluding special items for both periods adjusted net income1 was $31.0 million for the 2018 fiscal year compared to $32.8 million for the 2017 fiscal year. Mesa reported income before taxes of $15.8 million for the 2018 fiscal year compared to $53.7 million in the 2017 fiscal year. Excluding special items for both periods adjusted income before taxes1 was $42.0 million compared to $53.7 million in the 2017 fiscal year. In addition, Adjusted EBITDA1 was $163.8 million, compared to $160.8 million in the 2017 fiscal year. Similarly, Adjusted EBITDAR1 was $232.7 million, compared to $233.4 million in the 2017 fiscal year.

Mesa operated 112,475 block hours during the fourth quarter, an increase of 9.3% from Q3 2018 of 102,939 and an increase of 14.9% from Q2 2018 of 97,853.

“In spite of industry challenges, there were a number of positive developments in the quarter, most notably the progress we have made increasing the utilization of our aircraft through a combination of strong hiring and declining attrition among our pilots, reduced training backlog, and improved utilization of existing resources,” stated Ornstein. “We appreciate the hard work and dedication of all of our employees for their very important and meaningful contribution to our improving operational capabilities.”

Mike Lotz, President and Chief Financial Officer continued, “On August 14, 2018, we successfully completed our IPO. Including the partial exercise of the underwriters’ option to purchase additional shares, we raised approximately $112 million and subsequently paid down $25.6 million outstanding on our revolving credit facility, reducing annual interest expense by $1.2 million per year. We are currently negotiating the purchase of ten additional aircraft currently on lease to us and hope to complete the transaction by the end of March 2019. In addition, we are finalizing negotiations to refinance our high-cost debt primarily associated with spare engine purchases by the end of this year. This is expected to result in a further reduction of interest expense going forward,” said Lotz.

[1]	See Reconciliation of non-GAAP financial measures

Outlook

The Company is providing the following guidance for the fourth quarter of FY 2018:

Fleet, Block Hours, Engine Expense - Actual and Forecast for Q1 FY 2019
	FY ‘18 Q2	FY ‘18 Q3	FY ‘18 Q4	FY ‘19 Q1
	Qtr Ended	Qtr Ended	Qtr Ended	Qtr Ended
	Mar ‘18	Jun ‘18	Sep ‘18	Dec ‘18
Fleet Count	(Actual)	(Actual)	(Actual)	(Forecast)
E-175	58	58	60	60
CRJ-900	64	64	64	64
CRJ-700	20	20	20	20
CRJ-200	1	1	1	1

Total	143	143	145	145

Production
Block Hours	97,853	102,939	112,475	114,650
Block Hours per day per Aircraft	7.7	8.0	8.5	8.7

Non Pass-Through Engine Expense	$10.8	$8.5	$2.4	$8.5

Reconciliation of non-GAAP financial measures

Although these financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”), certain non-GAAP financial measures may provide investors with useful information regarding the underlying business trends and performance of Mesa’s ongoing operations and may be useful for period-over-period comparisons of such operations. The table below reflects supplemental financial data and reconciliations to GAAP financial statements for the three months and twelve months ended September 30, 2018. Readers should consider these non-GAAP measures in addition to, not a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all items that may affect the Company’s net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

Reconciliation of GAAP versus Non-GAAP Disclosures (unaudited)

(In thousands, except for per diluted share)

	Three months ended September 30, 2018
	Income Before Taxes	Income Tax Expense	Net Income	Net Income per Diluted Share
Income	26,646	7,251	19,395	$0.65

Interest Expense	15,274
Interest Income	(85)
Depreciation and Amortization	17,420

EBITDA	59,255

Aircraft Rent	14,334

EBITDAR	73,589

Weighted-average Shares Outstanding
		Three months ended September 30, 2018
		Basic	Diluted
GAAP weighted-average common shares outstanding[2]		18,663	29,675

[2]	As of 9/30/18 we had 23,902,903 common shares and 10,614,990 warrants outstanding for total diluted shares outstanding of 34,517,893.

	Twelve months ended September 30, 2018
	Income Before Taxes	Income Tax Expense (Benefit)	Net Income	Net Income per Diluted Share
Income	15,829	(17,426)	33,255	$1.32

FY18 Adjustments (1) (2)	26,193	28,455	(2,262)	($0.09)

Non-GAAP Income	42,022	11,029	30,994	$1.23

Interest Expense	56,867
Interest Income	(114)
Depreciation and Amortization	65,031

Adjusted EBITDA	163,806

Aircraft Rent	68,892

Adjusted EBITDAR	232,698

Weighted-average Shares Outstanding
		Twelve months ended September 30, 2018
		Basic	Diluted
GAAP weighted-average common shares outstanding[2]		13,516	25,171

2018 fiscal year special items:

1)

Includes one-time non-cash adjustments of $11.1 million in General and Administrative expense related to an increase in accrued compensation as a result of the increase in the fair value of the Company’s common stock at the S-1 filing date and $15.1 million related to the acquisition of nine CRJ-900 aircraft previously leased in Lease termination expense.

2)

Includes adjustment for tax benefit resulting from the Tax Cuts and Jobs Act enacted during Q1 2018. The Act reduces the corporate tax rate to 21 percent, effective January 1, 2018. Consequently, we have recorded a decrease related to our net deferred tax liabilities of $22.0 million. The Company has also estimated an increase to its valuation allowance of $0.5 million due to the rate change. We have recorded a corresponding net adjustment to deferred income tax benefit of $21.5 million for the period ending September 30, 2018.

Mesa Air Group will host a conference call with analysts on Tuesday, December 4 at 11:00am EST/9:00am MST. The conference call number is 888-989-9808 (Passcode: Phoenix). The conference call can also be accessed live via the web by visiting https://edge.media-server.com/m6/p/3y279bbm. A recorded version will be available on Mesa’s website approximately two hours after the call for approximately 14 days.

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa is a regional air carrier providing scheduled passenger service to 121 cities in 39 states, the District of Columbia, Canada, Mexico, Cuba and The Bahamas. As of November 30, 2018, Mesa operated a fleet of 145 aircraft with approximately 648 daily departures and 3,412 employees. Mesa operates all of its flights as either American Eagle or United Express flights pursuant to the terms of capacity purchase agreements entered into with American Airlines, Inc. and United Airlines, Inc.

Forward-Looking Statements

This news release contains forward looking statements, including, but not limited to, (i) the fleet and block hours forecast of Mesa for the first quarter of fiscal 2019, (ii) the major non pass-through engine overhaul expense forecast for the same fiscal periods, (iii) the Company’s expectations regarding completing the purchase of ten additional GECAS leased aircraft by the end of this year, and (iv) the refinancing of high-cost debt associated with spare engines by the end of this year and the impact thereof on the Company’s future interest expense. These forward-looking statements are based on Mesa’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond Mesa’s control. Any forward-looking statement in this release speaks only as of the date of this release. Mesa undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

MESA AIR GROUP, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Operating revenues:
Contract revenue	$168,444	$151,577	$639,264	$618,698
Pass-through and other	9,088	5,717	42,331	24,878

Total operating revenues	177,532	157,294	681,595	643,576

Operating expenses:
Flight operations	53,463	45,215	209,065	155,516
Fuel	149	152	498	766
Maintenance	39,118	46,488	193,164	210,729
Aircraft rent	14,334	18,217	68,892	72,551
Aircraft and traffic servicing	950	918	3,541	3,676
General and administrative	10,314	7,786	53,647	38,996
Depreciation and amortization	17,420	15,828	65,031	61,048
Lease termination	—	—	15,109	—

Total operating expenses	135,748	134,604	608,947	543,282

Operating income	41,784	22,690	72,648	100,294

Other (expenses) income, net:
Interest expense	(15,274)	(12,451)	(56,867)	(46,110)
Interest income	85	9	114	32
Other income (expense)	51	(67)	(66)	(514)

Total other (expense), net	(15,138)	(12,509)	(56,819)	(46,592)

Income before taxes	26,646	10,181	15,829	53,702
Income tax (benefit) expense	7,251	4,698	(17,426)	20,874

Net income	$19,395	$5,483	$33,255	$32,828

Net income per share attributable to common shareholders
Basic	$1.04	$0.49	$2.46	$3.01
Diluted	$0.65	$0.23	$1.32	$1.40

Weighted-average common shares outstanding
Basic	18,663	11,117	13,516	10,919
Diluted	29,675	23,459	25,171	23,386

MESA AIR GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands) (Unaudited)

	September 30,	September 30,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$103,311	$56,788
Marketable Securities	19,921	—
Restricted cash	3,823	3,559
Receivables, net	14,290	8,853
Expendable parts and supplies, net	15,658	15,114
Prepaid expenses and other current assets	40,914	61,525

Total current assets	197,917	145,839

Property and equipment, net	1,250,829	1,192,448
Intangibles, net	11,341	11,724
Lease and equipment deposits	2,598	1,945
Other assets	9,703	5,693

Total assets	$1,472,388	$1,357,649

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$155,170	$140,466
Accounts payable	54,307	44,738
Accrued compensation	12,208	9,080
Other accrued expenses	29,696	23,929

Total current liabilities	251,381	218,213

Long-term debt, excluding current portion	760,177	803,874
Deferred credits	15,393	17,189
Deferred income taxes	39,797	56,436
Other noncurrent liabilities	31,173	39,713

Total noncurrent liabilities	846,540	917,212

Total liabilities	1,097,921	1,135,425

Stockholders’ equity:
Common stock	234,683	114,456
Retained earnings	139,784	107,768

Total stockholders’ equity	374,467	222,224

Total liabilities and stockholders’ equity	$1,472,388	$1,357,649

Operating Highlights (unaudited)

	Three months ended September 30
	2018	2017	Change
Available Seat Miles - ASMs (thousands)	2,652,219	2,258,060	17.5%
Block Hours	112,475	95,109	18.3%
Departures	63,153	55,517	13.8%
Average Stage Length (miles)	552	535	3.2%
Passengers	3,733,543	3,248,072	14.9%

	Twelve months ended September 30
	2018	2017	Change
Available Seat Miles - ASMs (thousands)	9,713,877	9,471,914	2.6%
Block Hours	410,974	395,084	4.0%
Departures	227,978	221,990	2.7%
Average Stage Length (miles)	560	561	–0.2%
Passengers	13,556,774	13,005,844	4.2%

Source: Mesa Air Group, Inc.

Mesa Air Group, Inc.

Investor Relations

Brian Gillman

Investor.Relations@mesa-air.com

(602) 685-4010